Exhibit 99.1

 Company: Jack Henry & Associates, Inc.    Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact: Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652


 FOR IMMEDIATE RELEASE
 ---------------------

    JACK HENRY & ASSOCIATES FISCAL FIRST QUARTER NET INCOME INCREASES 20%
    ---------------------------------------------------------------------

 Monett, MO. October 19, 2004 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today reported solid fiscal year 2005 first quarter results with a 14% increase in revenues, a 19% increase in gross profit, and a 20% increase in net income over the first quarter of the prior year.

 For the quarter ended September 30, 2004, the company generated total revenue of $124.1 million, compared to $108.9 million in the same quarter a year ago. Gross profit increased to $50.6 million compared to $42.7 million in last year's first quarter. Net income totaled $16.7 million, or $0.18 per diluted share, compared to $13.9 million, or $0.15 per diluted share in the same quarter a year ago.

 "We are very pleased with our continued progress during the quarter as we continue to see strong contracting and solid revenue. This was the second strongest revenue quarter in the history of the company second only to the fourth quarter of fiscal 2004. In addition to the 14% increase in revenue compared to the first quarter last year we continue to get additional leverage to both gross and operating margins which results in a 20% increase in net income," said Jack F. Prim, CEO. "The acquisitions we have announced since the beginning of the fiscal year will not only add to our suite of products and services but also continue to differentiate our core systems from that of our competitor's. The resulting impact should be to continue driving both new core sales and sales of add on complementary products to new and existing customers. In addition to these benefits the acquisitions have allowed us to expand our addressable market and enter new markets."

 "Contributing to the strong quarter was an increase of 51% in license revenue compared to last year and continued growth in our support and services revenue, which is primarily recurring revenue, increased 15% this quarter compared to the prior year. Our credit union segment had a very strong quarter with a 40% increase in revenues while expanding gross margins from 35% a year ago to 37% this year," said Tony L. Wormington, President. "The investments made last year for development of new and existing products, the acquisitions made and the continued expansion of our outsourcing offerings should allow this growth to continue."

      Operating Results

 License revenue increased 51% to $19.6 million, or 16% of first quarter total revenue, compared to $13.0 million, or 12% of the first quarter total revenue a year ago. Growth of in-house support fees, outsourcing, and ATM/Debit card and switch fees contributed to the 15% increase in support and service revenue which grew to $83.6 million in the first quarter of fiscal 2005 from $72.5 million for the same period a year ago. Support and service revenue remained even at 67% of total revenue for both years. Hardware sales in the first quarter of fiscal 2005 decreased 11% to $20.9 million, or 17% of total revenue in the first quarter, from $23.5 million, or 22% of total revenue in the prior year's quarter.

 Cost of sales for the first quarter increased 11%, from $66.3 million for the three months ended September 30, 2003 to $73.5 million for the same period ended September 30, 2004. First quarter gross profit increased 19% to $50.6 million, producing a gross margin of 41%, compared to $42.7 million with a gross margin of 39% in last year's first quarter. Cost of sales increased mainly due to growth in our headcount relating to the support and service revenues, third party pass-through expenses and depreciation expense.

 Gross margin on license revenue for the first quarter of fiscal 2005 was 92% compared to 93% a year ago for the same period. Support and service gross margins improved slightly to 33% in the first quarter of fiscal 2005 from 32% a year ago. Hardware gross margins were lower for the first quarter at 24% compared to 30% for the same quarter last year primarily due to the volume and sales mix of hardware and a decrease in rebates received on the specific hardware sold.

 For the first quarter of 2005, the bank systems and services segment revenue increased 9% to $99.8 million from $91.6 million. The related gross margin for the initial quarter of fiscal 2005 increased to 42% from 40% a year ago. The credit union systems and services segment revenue increased 40% to $24.3 million for the initial quarter of 2005 from $17.4 million in the same period a year ago. The related gross margin increased to 37% for the current quarter from 35% for the prior year's first quarter. "The credit union segment gross margin continues to show slight improvement year over year due to the sales mix combined with our employees and managers continuing to focus on efficiencies within the organization," said Kevin D. Williams, CFO.

 Operating expenses increased 15% for the first quarter of fiscal 2005 compared to the same quarter a year ago primarily due to employee related expenses. Selling and marketing expenses rose 22% in the first quarter to $10.7 million, or 9% of total revenue from $8.8 million or 8% of total revenue. Research and development expenses increased 15% to $6.1 million from $5.3 million, while remaining at 5% of total revenue for the first quarters in fiscal 2005 and 2004. General and administrative costs increased 7% to $7.5 million in the first quarter of fiscal year 2005, from $7.0 million for the same quarter a year ago. General and administrative expenses remained consistent at 6% of total revenue for both years.

 Operating income increased 22% to $26.2 million, or 21% of first quarter revenues, compared to $21.6 million, or 20% of revenues in the first quarter of fiscal 2004. Provision for income taxes is 37.5% for this year's quarter compared to 36.5% last year due to changes in the effective state tax rates. First quarter net income totaled $16.7 million, or $0.18 per diluted share, compared to $13.9 million, or $0.15 per diluted share in the first quarter of fiscal 2004.

 Cash Flow, Balance Sheet and Backlog Review

 Cash, cash equivalents, and investments increased $16.8 million to $120.8 million compared to September 30, 2003. Trade receivables increased $9.7 million to $75.3 million compared to a year ago. Deferred revenue increased 4% to $115.2 million at September 30, 2004 compared to a year ago. There continues to be no debt on the balance sheet as of September 30, 2004. Stockholders' equity grew 19% to $459.2 million at September 30, 2004, from $385.5 million at September 30, 2003.

 Cash flow from operations increased to $87.7 million for the first quarter of fiscal year 2005 from $84.7 million for the same period in fiscal 2004. The $3.0 million increase consists mainly of the $2.8 million increase in net income. Net cash used in investing activities in the current quarter was $20.6 million and included capital expenditures of $12.5 million, payment for acquisitions of $6.7 million and capitalized software development of $1.5 million. In fiscal 2004, the first quarter used $18.1 million net cash from investing activities, primarily consisting of $17.7 million in capital expenditures and $0.5 million for capitalized software development. Net cash from financing activities was a use of cash of $1.0 million and included proceeds of $2.6 million this quarter from the exercise of stock options and sale of common stock offset by dividends paid of $3.6 million. For the first quarter in 2004, cash from financing activities was $4.4 million, mainly from proceeds from the exercise of stock options and sale of common stock of $7.5 million, offset by dividends paid of $3.1 million. "Subsequent to the end of the first quarter of fiscal 2005, we used approximately $47.0 million of the available cash as of September 30, 2004 for the two acquisitions which were finalized and announced in a press release on October 5, 2004," stated Williams.

 Backlog, which is a measure of future business and revenue, was up 5% from year-ago levels, but down 3% from the prior quarter at $185.1 million ($63.0 million in-house and $122.1 million outsourcing) at September 30, 2004. Backlog at June 30, 2004, was $191.3 million ($67.2 million in-house and $124.1 million outsourcing) and at September 30, 2003, it was $176.5 million ($60.2 million in-house and $116.3 million outsourcing).


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 5,900 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on October 20th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data - unaudited)

                                             Three Months Ended     % Change
                                            ---------------------   --------
                                                September 30,
                                                -------------
                                              2004         2003
                                            --------     --------
 REVENUE
   License                                 $  19,551    $  12,960        51%
   Support and service                        83,648       72,524        15%
   Hardware                                   20,897       23,456       -11%
                                            --------     --------
          Total                              124,096      108,940        14%

 COST OF SALES
   Cost of license                             1,609          913        76%
   Cost of support and service                56,030       49,049        14%
   Cost of hardware                           15,895       16,321        -3%
                                            --------     --------
          Total                               73,534       66,283        11%
                                            --------     --------

 GROSS PROFIT                                 50,562       42,657        19%
 Gross Profit Margin                              41%          39%

 OPERATING EXPENSES
   Selling and marketing                      10,732        8,772        22%
   Research and development                    6,142        5,319        15%
   General and administrative                  7,465        7,005         7%
                                            --------     --------
          Total                               24,339       21,096        15%
                                            --------     --------

 OPERATING INCOME                             26,223       21,561        22%

 INTEREST INCOME (EXPENSE)
   Interest income                               459          287        60%
   Interest expense                               (3)         (26)      -88%
                                            --------     --------
          Total                                  456          261        75%
                                            --------     --------

 INCOME BEFORE INCOME TAXES                   26,679       21,822        22%

 PROVISION FOR INCOME TAXES                   10,005        7,965        26%
                                            --------     --------
 NET INCOME                                $  16,674    $  13,857        20%
                                            ========     ========

 Diluted net income per share              $    0.18    $    0.15
                                            ========     ========
 Diluted weighted avg shares outstanding      92,485       91,069
                                            ========     ========

 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                         Sept 30,          % Change
                                            ---------------------   --------
                                              2004         2003
                                            --------     --------
 Cash, cash equivalents and investment     $ 120,843    $ 104,030        16%
 Trade receivables                         $  75,294    $  65,594        15%
 TOTAL ASSETS                              $ 633,293    $ 543,352        17%

 Accounts payable and accrued expenses     $  28,775    $  21,180        36%
 Deferred revenue                          $ 115,230    $ 110,743         4%
 STOCKHOLDERS' EQUITY                      $ 459,233    $ 385,479        19%


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